Exhibit 10.3

Kaiser Aluminum 2016 Long-Term Incentive Plan

Management Objective:	The applicable measurable performance objective:

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for 60% of the Performance Shares is the percentile ranking (“Relative TSR Ranking”) of the total shareholder return (“TSR”) of Kaiser Aluminum Corporation (the “Company”) over the period from January 1, 2016 through December 31, 2018 (the “Performance Period”) compared to the TSR of companies listed on Annex I hereto (each, a “Peer Company”), each of which is a member of the S&P 600 Small Cap Materials Sector index, over the Performance Period; and

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for 40% of the Performance Shares is the cost performance (“Cost Performance”) of the Company, measured against the Company’s total controllable cost (“Total Controllable Cost”) over the Performance Period.

TSR Performance Objective

The Relative TSR Ranking will be based on the Company’s relative stock performance against the Peer Companies, with any dividends being treated as being reinvested on the applicable ex-dividend date.

The beginning and ending share prices are determined using the 20 trading day averages preceding the beginning and the end of the applicable performance period, respectively.

Any Peer Company that is acquired during the Performance Period shall be omitted from the peer group and will not be included in determining the Relative TSR Ranking.

Any Peer Company that files for bankruptcy, or that has its shares delisted from its primary stock exchange because it fails to meet the exchange listing requirements (other than as a result of its acquisition), during the Performance Period shall remain in the peer group and will be ranked last for purposes of determining the Relative TSR Ranking.

The Relative TSR Ranking target is the 50th percentile (the “Target TSR Ranking”). The payout for TSR performance at the target level (a multiplier of 1.00x) is 50% of the applicable Performance Shares. The threshold performance required to potentially earn Performance Shares is a Relative TSR Ranking at the 25th percentile. The payout for TSR performance at the threshold level (a multiplier of 0.50x) is 25% of the applicable Performance Shares. If the Relative TSR Ranking is below the 25th percentile, no Performance Shares will be earned. If the Relative TSR Ranking is greater than the 90th percentile, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 100% of the applicable Performance Shares.

The multiplier for Performance Shares based on TSR Percentile Ranking will be determined by straight line interpolation between the measuring points based on the Relative TSR Ranking as follows:

TSR Percentile Ranking ≤25th percentile 25th percentile 50th percentile 75th percentile ≥90th percentile	Multiplier 0.00x 0.50x 1.00x 1.50x 2.00x

If the TSR of the Company over the Performance Period is negative, then the multiplier shall be capped at 1.00x.

Cost Performance Objective

The Company’s Cost Performance is measured as a percentage of the average annual increase or decrease in Total Controllable Cost over the Performance Period as compared with the Total Controllable Cost for 2015.

Total Controllable Cost shall equal the sum of the Company’s (1) controllable variable conversion cost (“Variable Cost”) and (2) controllable plant overhead and selling, general and administrative expenses (“Overhead Cost”) as more fully described to the Company’s Compensation Committee.

The Cost Performance target is a 0% annualized cost increase requiring the offset of underlying inflation (the “Target Cost Performance”). The payout for Cost Performance at the target level (a multiplier of 1.00x) is 50% of the applicable Performance Shares. The threshold Cost Performance required to earn Performance Shares is a 3% annualized cost increase. The payout for Cost Performance at the threshold level (a multiplier of 0.50x) is 25% of the applicable Performance Shares. If the Cost Performance is greater than a 3% annualized cost increase, no Performance Shares will be earned. If the Cost Performance is less than or equal to a 3% annualized cost reduction, Performance Shares will be earned at the maximum level. The payout for performance at the maximum level (a multiplier of 2.00x) is 100% of the applicable Performance Shares.

The multiplier for Performance Shares based on Cost Performance will be determined by straight line interpolation between the measuring points based on Cost Performance as follows:

		Cost Performance >3% annualized cost increase 0% annualized cost increase ≥3% annualized cost reduction	Multiplier 0.00x 1.00x 2.00x

Determination of Number of Performance Shares Potentially Earned:	The number of Performance Shares earned, if any, will be determined as follows:

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Following December 31, 2018, the Committee will approve a multiplier (“LTI Multiplier”) equal to the sum of (1) 60% of the multiplier determined based on the Company’s Relative TSR Ranking and (2) 40% of the multiplier determined based on the Company’s Cost Performance.

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The number of Performance Shares earned, if any, will equal the sum of the product (rounded down to the nearest whole number) of (1) the total number of Performance Shares granted hereunder and (2) one-half of the LTI Multiplier (rounded to the nearest whole percentage point); provided, however, such number will not exceed the number of Performance Shares granted hereunder.

The Committee will approve the LTI Multiplier not later than March 15, 2019.

Administrative Provisions:	Additional administrative provisions are reflected in the terms of the applicable grant documents.

The number of Performance Shares earned by any Covered Employee will be subject to any “umbrella plan” adopted by the Company in order to improve the tax efficiency of the Performance Shares granted to such Covered Employee.

Annex I

Peer Company List

A. Schulman, Inc.	KapStone Paper and Packaging Corporation
AK Steel Holding Corporation	Koppers Holdings Inc.
American Vanguard Corporation	Kraton Performance Polymers Inc.
Balchem Corp.	LSB Industries Inc.
Boise Cascade Company	Materion Corporation
Calgon Carbon Corporation	Myers Industries Inc.
Century Aluminum Co.	Neenah Paper, Inc.
Clearwater Paper Corporation	Olympic Steel Inc.
Deltic Timber Corporation	PH Glatfelter Co.
Flotek Industries Inc.	Quaker Chemical Corporation
Future Fuel Corp.	Rayonier Advanced Materials Inc.
Globe Specialty Metals, Inc.	Schweitzer-Mauduit International Inc.
Hawkins Inc.	Stepan Company
Haynes International, Inc.	Stillwater Mining Co.
HB Fuller Co.	SunCoke Energy Inc.
Headwaters Incorporated	TimkenSteel Corporation
Innospec Inc.	Tredegar Corp.
Innophos Holdings Inc.	Wausau Paper Corp.
Intrepid Potash, Inc.